Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of December 11, 2006 (the “Agreement”) by and among Granite Broadcasting Corporation, a corporation organized under the laws of Delaware (the “Company”), WXON, Inc., WXON License, Inc., KBWB, Inc., KBWB License, Inc., and WEEK-TV License, Inc. (collectively, the “Debtor Subsidiaries”, and together with the Company, the “Debtors”), all other direct and indirect subsidiaries of the Company (the “Non-Debtor Subsidiaries” and, together with the Debtors, the “Granite Group”)  Silver Point Finance, LLC (“Silver Point Finance” and together with its affiliated investment funds, the “Silver Point Entities”), and the other secured claimholders identified on the signature pages hereto (the “Other Secured Claimholders”).  The Granite Group, the Silver Point Entities, and the Other Secured Creditors and any subsequent person that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company has issued and outstanding $405,000,000 aggregate principal amount of its 9.75% Senior Secured Notes due December 1, 2010 (the “Old Notes”) pursuant to the Indenture, dated as of December 22, 2003 (as amended by the First Supplemental Indenture, dated as of March 9, 2005, the Second Supplemental Indenture, dated as of July 5, 2006, and the Third Supplemental Indenture, dated as of August 1, 2006, the “Indenture”) between the Company, the guarantors party thereto and The Bank of New York, as trustee (the “Trustee”); and

WHEREAS, the Company,  and the Debtor and Non-Debtor Subsidiaries, as guarantors, are a party to the Credit and Guaranty Agreement, dated as of July 5, 2006, with Silver Point Finance, LLC, as Administrative Agent, and the lenders party thereto from time to time (the “Credit Agreement”), pursuant to which the Company has outstanding:  (i) $40 million principal amount of Tranche A Term Loans (the “Term Loans A”) and (ii) $30 million principal amount of Convertible Tranche B Term Loans (the “Term Loans B” and, together with the Term Loans A, the “Term Loans”), each of which matured on December 1, 2006; and

WHEREAS, the Credit Agreement, as amended, requires that the Company (i) submit to the Silver Point Entities a comprehensive restructuring plan for the Company no later than July 14, 2006 and (ii) execute a definitive agreement effectuating a comprehensive restructuring of the Company in form and substance satisfactory to the lenders holding 51% of the loans under the Credit Agreement on or prior to September 15, 2006; and

WHEREAS, the Company and the Silver Point Entities did not enter into a definitive agreement for a comprehensive restructuring by such date; however, the Silver Point Entities did not provide a notice of default with respect to such breach and the parties have continued to negotiate in good faith with respect to this Agreement and the Plan (as defined below), which constitute such definitive agreement;  and

WHEREAS, in accordance with the terms set forth in this Agreement and the Plan (as defined below), the members of the Granite Group have agreed with the Silver Point Entities and the Other Secured Claimholders to undertake a comprehensive financial restructuring and recapitalization of the Company as described in the Plan and the Disclosure Statement (the “Restructuring”); and

WHEREAS, the members of the Granite Group intend to effect the Restructuring by means of a pre-arranged joint Chapter 11 plan of reorganization, substantially in the form of the draft Plan annexed hereto as Exhibit A with any changes thereto (other than ministerial changes) subject to Silver Point Consent(1) (the “Plan”); and

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and

WHEREAS, certain of the Silver Point Entities and the Other Secured Claimholders hold or are the beneficial owners of Old Notes and secured claims arising under the Credit Agreement (the “Credit Agreement Claims” and, together with the Old Notes, the “Secured Claims”) , representing, in the aggregate more than 66 2/3% of the principal amount of Old Notes and 100% of the principal amount of the Credit Agreement Claims and the Silver Point Entities and the Other Secured Claimholders are willing to agree on the terms and subject to conditions set forth herein, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Plan in the Chapter 11 Cases;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.               Means for Effectuating the Restructuring.  To implement the Restructuring, the members of the Granite Group have agreed, on the terms and subject to the conditions set forth herein, to consummate the Restructuring by means of the Plan, the requisite acceptances of which will be solicited after the Debtors commence the Chapter 11 Cases by filing voluntary petitions (collectively, the “Petitions”) under the Bankruptcy Code, and to use their commercially reasonable efforts to have such Plan confirmed by the Bankruptcy Court as expeditiously as possible under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the local bankruptcy rules of the Bankruptcy Court (the federal and local rules being referred to herein as the “Bankruptcy Rules”).

Section 2.               Conduct of Business Pending the Consummation Date of Plan.  The members of the Granite Group agree that, prior to the effective date of the Plan and prior to termination of this Agreement pursuant to section 6 below, unless otherwise expressly permitted by this Agreement or with Silver Point Consent:

(1)                                  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(a)  Each member of the Granite Group, shall not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests including, without limitation, capital stock or partnership interests, provided, however, that the Company may issue the Plan Securities subject to the terms of the Plan; (ii) amend or propose to amend its respective articles of incorporation, bylaws or comparable organizational documents; (iii) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its equity interests; (iv) redeem, purchase or acquire or offer to acquire any of its equity interests including, without limitation, capital stock or partnership interests; (v) acquire or divest (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture or other business organization or division or assets thereof having a book value in excess of $5 million; (vi) incur any indebtedness for borrowed money or issue any debt securities, except (x) pursuant to the Plan, (y) any debtor-in-possession financing from the Silver Point Entities under the DIP Credit Agreement as part of or in connection with the Chapter 11 Cases, or (z) intercompany indebtedness incurred in compliance with the provisions of the draft DIP Credit Agreement attached hereto as Exhibit E; (vii) enter into any executive employment agreements other than the New Employment Agreements as set forth in the Plan; (viii) enter into any non-executive employment agreements other than employment agreements consistent with past practice including in terms of compensation and duration; (ix)  allow or settle Claims or any pending litigation (except for Convenience Claims pursuant to the Plan and the WB Settlement Agreement attached hereto as Exhibit D (with any changes thereto (other than ministerial changes) subject to Silver Point Consent) for more than $750,000 in the aggregate for all such Claims and pending litigation without Silver Point Consent; or (x) enter into or modify any agreement with respect to any of the matters set forth in this Section 2(a); and

(b)  The members of the Granite Group shall (i) maintain their good standing under the laws of the State or other jurisdiction in which they are incorporated or organized, and (ii) notify the Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened), in either case of clause (i) or clause (ii), which could reasonably be anticipated to materially adversely affect the business, property, or financial condition of the Granite Group considered as one enterprise.

Section 3.               Support for the Plan.  (a)  Each of the Silver Point Entities and the Other Secured Claimholders agree and covenant with the members of the Granite Group in connection with the commencement of the Chapter 11 Cases, but prior to the termination of this Agreement pursuant to Section 6 below, subject to approval by the Bankruptcy Court of a Disclosure Statement substantially in the form of Exhibit B (the “Disclosure Statement”), with any changes thereto (other than ministerial changes) subject to Silver Point Consent, and other solicitation materials in respect of the Plan as containing “adequate information” under section 1125 of the Bankruptcy Code:

(i)            in connection with any solicitation of ballots by the Debtors with respect to the Plan, so long as such Plan contains terms and conditions effectuating the Restructuring which substantially conform in all respects to this Agreement and the Plan (with any changes thereto (other than ministerial changes) subject to Silver Point Consent), it will vote its Claims (including but not limited to the Secured Claims) to accept the Plan by delivering its duly executed and timely completed ballot or ballots accepting the Plan to the Voting Agent;

(ii)           it will not (v) object to, delay, or take any other action to interfere, directly or indirectly, in any respect with acceptance or implementation of the Plan, so long as the Plan contains terms and conditions effectuating the Restructuring that substantially conform in all respects to this Agreement and the Plan (with any changes thereto (other than ministerial changes) subject to Silver Point Consent, (w) encourage any person or entity to do any of the foregoing, (x) directly or indirectly seek, solicit, propose, file, support, encourage, or vote for any plan of reorganization for the Company other than the Plan, unless consented to by the Parties hereto, (y) oppose any of the motions set forth on Exhibit C that are in the form for which Silver Point Finance has provided Silver Point Consent, or (z) take any other action, including but not limited to, initiating any legal proceeding, that is materially inconsistent with, or that would prevent or delay consummation of, the Restructuring.

(b)  Notwithstanding anything to the contrary herein, nothing contained herein shall prevent the Silver Point Entities or the Other Secured Claimholders from taking any actions (or refraining from taking any actions), or from revoking any vote or consent previously given, at any time at or following the termination of this Agreement pursuant to Section 6, or from taking any action (or refraining from taking any actions) with respect to the Non-Debtor Subsidiaries, or from enforcing their rights under this Agreement.  In the event any Non-Debtor Subsidiary subsequently becomes a debtor under the Bankruptcy Code, the Parties agree to work in good faith to amend the Plan and related documents (to the extent necessary, if at all, including in regards to any additional Convenience Classes) and to amend as necessary the dates contained in Section 6 paragraphs (vi) and (viii) of this Agreement.

Section 4.               Representations and Warranties.

(a)  Each of the members of the Granite Group jointly and severally represents and warrants to each of the other Parties that the following statements are true, correct and complete as of the date hereof:

(i)                    Power and Authority.  It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(ii)                   Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(iii)                  No Conflicts.  The execution, delivery, and performance by it of this Agreement (other than the chapter 11 filings and borrowings and liens granted under the DIP Credit Agreement) does not, and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which any member of the Granite Group is a party other than agreements that will be in default as a result of filing the Chapter 11 Cases.

(iv)                  Governmental Consents.  The execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body other than the (a) Federal Communications Commission; (b) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (c) the Bankruptcy Court; and (d) pursuant to the Securities Exchange Act of 1934, as amended.

(v)                   Binding Obligation.  This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to, or limiting, creditors’ rights generally, or by equitable principles relating to enforceability.

(vi)                  Representation by Counsel.  Each member of the Granite Group hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b)  Each of the Silver Point Entities represent and warrant to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i)                    Power and Authority.  It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(ii)                   Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(iii)                  No Conflicts.  The execution, delivery, and performance by it of this Agreement does not, and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Silver Point Entity is a party.

(iv)                  Binding Obligation.  This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to, or limiting, creditors’ rights generally, or by equitable principles relating to enforceability.

(v)                   Representation by Counsel.  The Silver Point Entities hereto acknowledge that they has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(vi)                  Beneficial Ownership.  The Silver Point Entities represent and warrant to the Company that, together with the Other Secured Claimholders, such entities in the aggregate are the beneficial owners of more than 66 2/3% of the principal amount of Old Notes and 100% of the principal amount of the Credit Agreement Claims, as of the date hereof, and/or have the power to vote and dispose of such holdings on behalf of the beneficial owners of such amounts.

(c)  Each of the Other Secured Claimholders represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

(i)                    Power and Authority.  It has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(ii)                   Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

(iii)                  No Conflicts.  The execution, delivery, and performance by it of this Agreement does not, and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or those of any of its subsidiaries, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Other Secured Claimholder a party.

(iv)                  Binding Obligation.  This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to, or limiting, creditors’ rights generally, or by equitable principles relating to enforceability.

(v)                   Representation by Counsel.  Each of the Other Secured Claimholder hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(vi)                  Beneficial Ownership.  Each of the Other Secured Claimholders represent and warrant to the Company that it is the beneficial owner of Secured Claims and/or has the power to vote and dispose of  holdings on behalf of the beneficial owners of such Claims.

Section 5.               Covenants.

(a)  Each of the Silver Point Entities and the Other Secured Claimholders covenants that: from the date hereof until the termination of this Agreement pursuant to Section 6 below (the “Forbearance Period”), it shall not sell, pledge, hypothecate, loan or otherwise transfer any Claims except to a purchaser or other entity who agrees prior to such transfer to be bound by all of the terms of this Agreement with respect to the relevant Claims being transferred to such purchaser.  This Agreement shall in no way be construed to preclude any Party from acquiring additional Claims; provided, however, that any such additional Claims shall automatically be deemed to be subject to all of the terms of this Agreement.  Silver Point Finance agrees  to notify the Company within five (5) business days if the Silver Point Entities beneficially own, in the aggregate, less than 33 1/3% of the Secured Claims.

(b)  Each of the Silver Point Entities and the Other Secured Claimholders further covenants that, during the Forbearance Period, it will (i) not file a notice of default or take any other action to collect on the Claims from the Debtors, including, without limitation, instructing the Trustee of the Notes on how to proceed in the exercise of any and all remedies with respect to the Debtors, (ii) give instructions to the Trustee, if and when reasonably appropriate, to desist from taking action that is inconsistent with this Agreement or the Restructuring; and (iii) not exercise the rights granted under section 11 of the Credit Agreement.  This Agreement shall not constitute an agreement to forbear from taking action against the Non-Debtor Subsidiaries.

(c)  The Silver Point Entities, the Other Secured Claimholders, and each member of the Granite Group agrees to use its commercially reasonable efforts to (i) support and complete the Restructuring, (ii) do all things reasonably necessary and appropriate in furtherance thereof, and to use its commercially reasonable efforts to complete the same as promptly as possible, including, without limitation, taking all steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan as expeditiously as possible under the Bankruptcy Code and other applicable law, and obtain any and all required regulatory and/or third-party approvals for the Restructuring.

(d)  Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Restructuring, including, without limitation, all documents, motions, and orders pertaining to the Chapter 11 Cases, in good faith.  The Company shall keep Silver Point Finance apprised of any discussions, negotiations or meetings with: any official committee appointed pursuant to section 1102 of the Bankruptcy Code; Twentieth Century Fox Film Corporation and any of its agents or affiliates; Harbinger Capital Partners Master Fund I, Ltd. and any of its agents and affiliates; Golden Tree Asset Management, LP and any of its agents or affiliates; the WB/CBS Entities and any of their agents or affiliates; any parties to an affiliation agreement with a member of the Granite Group and any of such parties’ agents; any creditor who holds a Claim having a face amount of more than $3 million; and any interest holder who holds more than 5% of Granite’s outstanding preferred or common stock.

Section 6.               Termination.  This Agreement and the Forbearance Period shall terminate upon the earlier of a Silver Point Termination Event (as defined below) or a Company Termination Event (as defined below).  If this Agreement terminates as a result of a Silver Point Termination Event, other than a Silver Point Termination Event listed in paragraphs (xvii) and (xxiii), such termination shall be effective upon the earlier of (i) if Silver Point Finance gives notice to the Company of the occurrence of a Silver Point Termination Event, the date that is three (3) days from the date of such notice, and (ii) during the period after the Chapter 11 Cases have commenced, the third day following the occurrence of a Silver Point Termination Event (without the need for any action by either party), unless Silver Point Finance gives notice of its election not to terminate this Agreement within such three (3) day period.   If this Agreement terminates as a result of a Silver Point Termination Event listed in paragraphs (xvii) or (xxiii), such termination shall be effective upon the earlier of (i) if Silver Point Finance gives notice to the Company of the occurrence of a Silver Point Termination Event, the date that is five (5) days from the date of such notice unless the Granite Group shall have cured the outstanding default during such five (5) day period, and (ii) if the Company gives notice to Silver Point Finance of a Silver Point Termination Event, the fifth day following such, unless Silver Point Finance gives notice of its election not to terminate this Agreement or the Granite Group shall have cured the outstanding default, in either case within such five (5) day period.  If this Agreement terminates at a time when permission of the Bankruptcy Court shall be required for the Silver Point Entities or the Other Secured Claimholders to change or withdraw (or cause to be changed or withdrawn) their votes to accept the Plan, the Debtors shall not oppose any attempt by the Silver Point Entities or the Other Secured Claimholders to change or withdraw (or cause to be changed or withdrawn) such votes at such time.  Upon the occurrence of a Silver Point Termination Event or a termination of this Agreement by the Company after the occurrence of a Company Termination Event, (i) the Silver Point Entities and the Other Secured Claimholders shall have all rights and remedies available to them under the Indenture, other documents relating to the Old Notes, the Credit Agreement, other documents relating to the Term Loans, applicable law, or otherwise, with respect to any default under the Indenture that may have occurred at any time prior to such event and (ii) the obligations of each of the Parties hereunder shall thereupon terminate and be of no further force and effect with respect to each Party.

A “Silver Point Termination Event” shall mean any of the following:

(i)            The Restructuring shall not have been approved by the board of directors of each of the members of the Granite Group on or before December 11, 2006;

(ii)           The Chapter 11 Cases have not been commenced (the “Petition Date”) by December 12, 2006;

(iii)          Subject to the provisions of Section 3 (b) of this Agreement, any Debtor shall file a plan of reorganization other than the Plan, or if the Plan provides, or is modified to provide, for any terms that are not substantially consistent with this Agreement except for changes thereto (other than ministerial changes) subject to Silver Point Consent;

(iv)          After the Plan is filed, any Debtor (y) submits a second or amended plan of reorganization that does not incorporate all the terms set forth in this Agreement and the Plan attached as Exhibit A hereto, or (z) withdraws (or moves to withdraw) the Plan;

(v)           The Plan and Disclosure Statement have not been filed with the Bankruptcy Court within two (2) days after the Petition Date (the “Plan and Disclosure Statement Filing Date”);

(vi)          The Disclosure Statement shall not have been approved by the Bankruptcy Court within 45 days of the Plan and Disclosure Statement Filing Date;

(vii)         The DIP Credit Agreement is not approved on an interim basis within 15 days of the Petition Date and on a final basis within 45 days of the Petition Date;

(viii)        The Plan shall not have been confirmed by the Bankruptcy Court within 60 days from the date upon which the Bankruptcy Court enters an order approving the Disclosure Statement;

(ix)           The Plan shall not have been consummated in accordance with its terms within 20 days from the date upon which the Bankruptcy Court enters an order confirming the Plan, provided however, that solely in the event such failure is caused by a delay in obtaining the necessary approvals from the FCC, the Plan shall not have been consummated in accordance with its terms by the earlier of (a) ten (10) business days after receipt of the necessary approvals from the FCC and (b) July 1, 2007;

(x)            Any of the Chapter 11 Cases are converted to a case under chapter 7 of the Bankruptcy Code;

(xi)           Any network affiliation agreement to which any member is of the Granite Group is a party is terminated or amended in any material respect without Silver Point Consent;

(xii)          Any license (“FCC License”) issued by the Federal Communications Commission (the “FCC”) and held by any member of the Granite Group or by Malara Broadcast Group, Inc. (“Malara” and together with its subsidiaries, the “Malara Group”) which is a main station license or otherwise material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property of the Granite Group or the Malara Group shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any such FCC License shall no longer be in full force and effect; or the grant of any such FCC License shall have been stayed, vacated or reversed, or modified in any material adverse respect, by judicial or administrative proceedings; or any administrative law judge of the FCC shall have issued an initial decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any such FCC License should be revoked or not be renewed; or any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any other regulatory body that more likely than not will result in such cancellation, termination, rescission, revocation, impairment or suspension of any such FCC License or result in any materially adverse modification of any such FCC License; or any member of the Granite Group or the Malara Group shall no longer be the holder of an FCC License constituting a television translator license material to the lawful ownership, lease, control, use, operation, management or maintenance of any broadcast station or other broadcasting property of such member or a main station license for the stations as a result of any decision issued by the FCC;

(xiii)         [RESERVED]

(xiv)        The waiting period under the HSR Act shall not have expired or been terminated by the date which is 45 days after the date specified in paragraph (xxix) below;

(xv)         The Company’s reporting obligations under the Securities and Exchange Act of 1934 shall not have terminated by that date which is the later of (i) 90 days following the filing of the documents and forms referenced in paragraph (xxx) below and (ii) two (2) business days prior to the commencement of the Confirmation Hearing;

(xvi)        A trustee or examiner (with powers beyond those in sections 1106(A) (3) and (4) of the Bankruptcy Code) is appointed pursuant to sections 1104 or 1105 of the Bankruptcy Code in connection with the Chapter 11 Cases; (ii) the Chapter 11 Cases are dismissed; or (iii) the order confirming the Plan is reversed on appeal or vacated;

(xvii)       Any member of the Granite Group shall breach any of its obligations under this Agreement, including, but not limited to, failing to use its commercially reasonable efforts to obtain approval of the Disclosure Statement and confirmation of the Plan, and any such breach by such member of the Granite Group is not cured within five (5) days after receipt of written notice from Silver Point Finance of such breach;

(xviii)      Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Plan in a way that cannot be reasonably remedied by the members of the Granite Group and such restriction, prevention, or prohibition adversely effects any Silver Point Entity, the Other Secured Claimholders, the recoveries by the holders of Secured Claims under the Plan, or any member of the Granite Group;

(xix)         Any or all of the Debtors’ exclusive periods (as provided for in section 1121 of the Bankruptcy Code) to (a) file a plan of reorganization or (b) solicit acceptances thereof are terminated or expire;

(xx)          Any Non-Debtor Subsidiary which becomes a debtor under the Bankruptcy Code files a plan (other than the Plan) without Silver Point Consent;

(xxi)         Failure to pay in a timely manner the fees and expenses of the Silver Point Entities incurred in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby;

(xxii)        The Bankruptcy Court grants relief that is inconsistent with the Plan and materially adverse to the Silver Point Entities, including, without limitation, the termination, annulment, or modification of the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material assets of any member of the Granite Group;

(xxiii)       There shall have occurred, directly or indirectly, after the date hereof and before the effective date of the Plan, any Material Adverse Change (as defined below).  A “Material Adverse Change” shall mean any member of the Granite Group shall have suffered any loss, including, without limitation, any damage, destruction or interruption in use, of any of its properties, facilities or assets, which has had or would reasonably be expected to have an adverse effect on such member of the Granite Group (taking into account the availability of any insurance coverage for such loss) which could be expected to result in an economic loss (including, without limitation, by way of a diminution in value, profits, cash flow or otherwise) in excess of $10 million in the aggregate and cumulatively, and any such Material Adverse Change is not cured within five (5) days after receipt of written notice from Silver Point Finance of such change;

(xxiv)       The Granite Group’s Broadcast Cash Flow for the three month period ending on the last day of each month commencing with the month ended December 31, 2006 through the effective date of the Plan shall be less than the amount set forth on Schedule I attached hereto.  For purposes of this Agreement, “Broadcast Cash Flow” shall mean, for any period, operating income or loss plus depreciation and amortization, restructuring and litigation expenses, corporate expense, non-cash compensation and program amortization, less program payments, all as determined on a consolidated basis for the members of the Granite Group in accordance with GAAP; provided that (A) there shall be excluded (i) the Broadcast Cash Flow of any entity (other than a member of the Granite Group) in which any other person or entity (other than a member of the Granite Group) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to a member of the Granite Group by such entity during such period, (ii) the Broadcast Cash Flow of any entity accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with a subsidiary of the Company or that entity’s assets are acquired by the Company or a subsidiary of the Company, (iii) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (iv) (to the extent not included in clauses (i) through (iii) above) any net extraordinary gains or net non-cash extraordinary losses.  Broadcast Cash Flow of Malara will be included in the calculation of Broadcast Cash Flow

(xxv)        The Debtors have moved for, or the Bankruptcy Court shall have entered, an order authorizing or directing the Debtors to assume an executory contract or unexpired lease without Silver Point Consent (other than programming contracts and leases of real property), only if the cure amount and future contractual obligations under, as of the date of such assumption, of any member of the Granite Group under such executory contract or unexpired lease exceeds $1,000,000 in the aggregate for all such contracts or leases;

(xxvi)       W. Don Cornwell shall (i) object to the Plan; (ii) solicit rejections of the Plan; (iii) support any objection to the Plan; or (iv) if solicited, vote to reject the Plan;

(xxvii)      The Plan Supplement, in a form and substance satisfactory to Silver Point Finance shall not have been filed by the date which is five (5) days prior to the commencement of the Confirmation Hearing;

(xxviii)     The Granite Group’s portion of the application for approval of the Restructuring by the Federal Communications Commission shall not be complete, ready to be filed, and provided to Silver Point by January 10, 2007;

(xxix)       The Granite Group’s portion of any notification or Request Form under the HSR Act is not complete and filed by January 10, 2007; or

(xxx)        Any necessary documents and forms shall be not have been filed, and any necessary proceedings shall have not have been commenced with the Securities and Exchange Commission seeking to terminate the Company’s reporting obligations under the Securities Exchange Act of 1934 by December 26, 2006.

The foregoing Silver Point Termination Events are intended solely for the benefit of  the Silver Point Entities and any waiver by a Silver Point Entity shall be in writing.

The Company shall have the right to terminate (a “Company Termination Event” and, together with Silver Point Termination Event, a “Termination Event”) this Agreement, by the giving of written notice thereof to Silver Point Finance.  A “Company Termination Event shall mean the following:

(i)            If this Agreement is materially breached by the Silver Point Entities and any such breach by the Silver Point Entities is not cured with five (5) days after receipt of written notice from the Company of such breach;

(ii)           The board of directors of the Granite Group has determined in good faith, after consultation with outside legal counsel, that the taking of any action under this Agreement would be inconsistent with its fiduciary obligations;

(iii)          Silver Point Finance shall have failed to provide Silver Point Consent to all motions set forth on Exhibit C provided to Silver Point Finance within 1 (one) day of the date on which the Granite Group provides such motion (in final form) to Silver Point Finance for its review;

(iv)          The Effective Date of the Plan shall not have occurred on or before December 31, 2007;

(v)           The Silver Point Entities’ portion of the application for approval of the Restructuring by the Federal Communications Commission shall not be complete and ready to be filed by January 10, 2007; or

(vi)          The Silver Point Entities’ portion of any notification or Request Form under the HSR Act is not complete and filed by January 10, 2007.

At any time after a Termination Event has occurred, Silver Point Finance or the Company, as applicable, may waive the occurrence of any Termination Event in accordance with the requirements set forth in Section 17 below.  No such waiver shall effect any subsequent Termination Event or impair any right consequent thereon.

Upon the Effective Date of the Plan, all obligations under this Agreement shall terminate and this Agreement shall be of no further force and effect.

Section 7.               Amendments.  This Agreement may not be modified, amended, or supplemented, except in a writing signed by the Parties.

Section 8.               Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to applicable principles of conflict of laws.

Section 9.               Notices.  All demands, notices, requests, consents, and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, telecopy, facsimile, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following Parties:

If to the Granite Group, to:

Granite Broadcasting Corporation

767 Third Avenue

New York, NY 10017

Facsimile No.:  (212) 826-2858

Attn:  Larry Wills

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Facsimile No.:  (212) 872-1002

Attn:  Ira Dizengoff, Esq.

Akin Gump Strauss Hauer & Feld LLP

Robert S. Strauss Building

1333 New Hampshire Avenue, NW
Washington, DC 20036

Facsimile No.:  (202) 955-7631

Attn:  Russell W. Parks, Jr.

If to the Silver Point Entities to:

Silver Point Finance, LLC
Two Greenwich Plaza, 1st Floor
Greenwich, CT 06830
Facsimile No.: (203) 542-4306
Attn:  David L. Sawyer

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza
New York, NY 10005-1413
Facsimile No.:  (212) 530-5219

Attn:  Luc A. Despins, Esq.

          Thomas C. Janson

Section 10.             Reservation of Rights.  This Agreement and the Restructuring are part of a proposed settlement of all disputes among the Parties hereto.  Except as expressly provided in this Agreement and the Plan, nothing therein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of the Silver Point Entities, the Other Secured Claimholders, or any member of the Granite Group to protect and preserve their respective rights, remedies, and interests, including, without limitation, any claims against the other Party.  Except as expressly provided herein, nothing herein effects any modification of the Parties’ rights under the Indenture and Credit Agreement or any other documents and agreements relating thereto unless and until the Restructuring becomes effective.  If the transactions contemplated herein and in the Plan are not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies under this Agreement.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto, shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

Section 11.             Entire Agreement.  This Agreement constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect thereto.

Section 12.             Headings.  The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

Section 13.             Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 14.             Specific Performance.  Each Party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement may cause the other Parties to sustain damages for which such Parties would not have an adequate remedy at law for money damages, and therefore each Party hereto agrees that in the sole event of any such breach the other Parties shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which such Parties may be entitled, at law or in equity.

Section 15.             Several, Not Joint, Obligations.  Except as otherwise specified herein, the agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint; provided, however, that obligations of the members of the Granite Group shall be joint and several.

Section 16.             Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

Section 17.             No Waiver.  The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such compliance.  The members of the Granite Group acknowledge that entry into this Agreement and support of the Restructuring and the transactions contemplated thereunder shall not constitute an implied or express waiver by any holder of Old Notes with respect to the rights contained in section 3.7 of the Indenture.

Section 18.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  Delivery of an executed signature page of this Agreement by telecopier or facsimile shall be as effective as delivery of a manually executed signature page of this Agreement.

Section 19.             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto.

Section 20.             No Third-Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third-party beneficiary hereof.

Section 21.             Additional Parties.  Without in any way limiting the provisions hereof, additional holders of Secured Claims may elect to become Parties by executing and delivering to the Company and the Silver Point  Entities a counterpart hereof.  Such additional holder shall become a Party to this Agreement in accordance with the terms of this Agreement.

Section 22.             Disclosure of Holdings.  Unless required by applicable law or regulation, the Granite Group shall not disclose the identity of any Other Secured Holder or any individual Silver Point Entity without the prior written consent of such holder or entity; and if such announcement or disclosure is so required by law or regulation, the Granite Group shall afford such holders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the Granite Group’s making such announcement or disclosure.  The foregoing shall not prohibit  the Granite Group from disclosing that, as a group, the Parties to this Agreement hold, in the aggregate, more than 66 2/3% of the principal amount outstanding of the Old Notes and 100% of the principal amount outstanding of the Credit Agreement Claims.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

GRANITE BROADCASTING CORPORATION

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

CHANNEL 11 LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

GRANITE RESPONSE TELEVISION, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KBJR LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KBJR, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KBWB LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KBWB, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KSEE LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

KSEE TELEVISION, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

QUEEN CITY BROADCASTING OF NEW YORK, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WEEK-TV LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WKBW-TV LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WTVH LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WXON LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WXON, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WISE-TV, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WISE-TV LICENSE, LLC

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WBNG, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WBNG LICENSE, INC.

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

WTVH, LLC

By: GRANITE BROADCASTING CORPORATION, the Sole Member of WTVH, LLC

By:	/s/ W. Don Cornwell
Name: W. Don Cornwell
Title: President

SILVER POINT FINANCE, LLC

By:	/s/ Richard Petrilli
Name: Richard Petrilli
Title: Authorized Signatory

Additional Signature Pages Omitted

SCHEDULE I

MINIMUM BROADCAST CASH FLOW

Three Months Ending	Broadcast Cash Flow
December 31, 2006	$9,404,000
January 31, 2007	$3,606,000
February 28, 2007	$4,446,000
March 31, 2007	$5,946,000
April 30, 2007	$8,107,000
May 31, 2007	$9,566,000
June 30, 2007	$8,835,000
July 31, 2007	$7,339,000